EXHIBIT 99.1


                  WASHINGTON GAS LIGHT COMPANY AND SUBSIDIARIES
                  ---------------------------------------------

              Computation of Ratio of Earnings to Fixed Charges and
                            Preferred Stock Dividends
              -----------------------------------------------------

                       Twelve Months Ended March 31, 1999
                       ----------------------------------

                                   (Unaudited)

                             (Dollars in Thousands)



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
PRE-TAX PREFERRED STOCK DIVIDENDS:
  Preferred Dividends                                            $   1,331
  Effective Income Tax Rate                                         0.3749
  Complement of Effective Income Tax Rate (1 - Tax Rate)            0.6251

  Pre-Tax Preferred Dividends                                    $   2,129
                                                                 =========
FIXED CHARGES:

  Interest Expense                                               $  38,039
  Amortization of Debt Premium, Discount and Expense                   426
  Interest Component of Rentals                                         12
                                                                 ---------
        Total Fixed Charges                                         38,477
  Pre-tax Preferred Dividends                                        2,129
                                                                 ---------
        Total                                                    $  40,606
                                                                 =========
EARNINGS:

Net Income                                                       $  66,535
     Add:
     Income Taxes Applicable to Operating Income                    37,669
     Income Taxes Applicable to Other Income - Net                   2,242
     Total Fixed Charges                                            40,606
                                                                 ---------
Total Earnings                                                   $ 147,052
                                                                 =========
Ratio of Earnings to Fixed Charges and Preferred
     Stock Dividends                                                   3.6
                                                                 =========
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